Exhibit 10.3

June 14, 2005

Peter C. Sutcliffe

317 Tamarac Lane

Abington, MA  02351

Dear Peter:

We are pleased to offer you continued employment with BioSphere Medical, Inc. (the “Company”) under the following terms and conditions.  As consideration for your execution of this letter agreement, the Company will grant you a stock option to purchase 150,000 shares of the Company’s Common Stock, $.01 par value per share (“Common Stock”), as described below in paragraph 3.  This agreement will supercede the terms of any prior agreements purporting to set forth the terms and conditions of your employment.

1.                                       Employment; Location; Duties.

You will continue to be employed to serve on a full-time basis as Vice President, Operations, and will continue to be based at the Company’s headquarters.  You will continue to be subject to the supervision of, and shall have such authority as is delegated to you by, the Chief Executive Officer of the Company.

By entering into this letter agreement with the Company, you will be agreeing to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Chief Executive Officer shall from time to time reasonably assign to you.  You agree to devote your entire business time, attention and energies to the business and interests of the Company during your continued employment.  You also agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

2.                                       Compensation.

2.1                                 Base Salary.  Your annualized base salary will continue to be $189,960, less applicable taxes and withholdings, paid semi-monthly in accordance with the Company’s payroll practices (“Base Salary”).  Such salary and pay schedule may be adjusted from time to time, in accordance with normal business practice and in the sole discretion of the Company’s Board of Directors.

2.2                                 Bonus.  You will be eligible to receive an annual bonus in an amount equal to up to 30% of your then current Base Salary, to be paid based upon the Company’s evaluation of your achievement of milestones and objectives to be mutually agreed upon annually by you and the Compensation Committee of the Board of Directors, provided that you remain an employee of the Company at the time such bonuses are customarily paid.

2.3                                 Other Benefits. You shall continue to be eligible to participate in all benefit programs that the Company establishes and generally makes available to its employees, if any, to the extent that your position, tenure, salary, age, health and other qualifications make you eligible to participate, including but not limited to the Company’s health insurance plan, 401(k) plan, and policies governing paid time off.  In addition, you shall continue to be entitled to three (3) weeks paid vacation per year, subject to the Company’s policies and procedures, to be taken at such times as may be approved by the Company’s Chief Executive Officer or his designee.  The Company reserves the right to amend and/or terminate any plan, benefit, or program at any time with or without notice or publication.

2.4                                 Reimbursement of Expenses.  The Company shall reimburse you for all reasonable travel, entertainment and other expenses incurred or paid by you in connection with, or related to, the performance of your duties, responsibilities or services as an employee of the Company, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time.

3.                                       Consideration.

If you enter into this letter agreement with the Company, you will be granted, pursuant to the Company’s 1997 Stock Incentive Plan (the “Plan”) (a) an option to purchase 100,000 shares of Common Stock of the Company pursuant to the terms and conditions of the Plan and a stock option agreement issued thereunder, such option to be exercisable at a price per share equal to the closing price of the Company’s Common Stock on the NASDAQ Stock Market on date of grant, such option to vest and become exercisable, subject to your continued employment, at a rate of 20% of the total shares underlying the option on the first anniversary of the date of grant and as to an additional 20% at the end of each full year thereafter and (b) an option, to purchase 50,000 shares of the Company’s Common Stock pursuant to the terms and conditions of the Plan and a stock option agreement issued thereunder, such option to be exercisable at a price per share equal to the closing price of the Company’s Common Stock on the date of grant, such option to vest and become exercisable, subject to your continued employment, at a rate of 33.3333% of the total shares underlying the option on the first anniversary of the date on which the Company books revenue from the commercial sale of its products in excess of $25.0 million (as reflected on the Company’s financial statements prepared in accordance with generally accepted accounting principles in the United States) in any continuous 12-month period and as to an additional 33.3333% at the end of each full year thereafter; provided that such option shall vest, in any event, on the end of the seventh year after the date of grant.

4.                                       Termination Upon or in Anticipation of a Change in Control.

4.1                                 In the event your at-will employment is terminated by the Company without Cause (as defined below) in anticipation of, or within twelve months after, a Change in Control (as defined below), the Company shall continue to pay to you your salary as in effect on the date of termination and the amount of the annual bonus paid to you for the fiscal year immediately preceding the date of termination (payable in annualized monthly installments) and shall, provided you elect to receive group medical insurance pursuant to the federal “COBRA”

law,  29 U.S.C. § 1161 et seq., provide to you reimbursement for the share of the premium for group medical and dental that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, until the date 12 months after the date of termination, provided, however, that the Company’s obligation to make the aforesaid payments or provide the aforesaid benefits shall immediately terminate in the event that you violate the provisions of Section 5 or Section 6 of this letter agreement during such 12 month period.  The payment to you of the amounts payable under this Section 4.1 shall be contingent upon your execution of a release in a form reasonably acceptable to and prepared by the Company and (ii) shall constitute your sole remedy in the event of a termination of your employment in the circumstances set forth in this Section 4.1.

4.2                                 “Cause” shall, for the purposes of Section 4.1, mean (a) a finding by the Company of failure by you to perform your assigned duties for the Company, dishonesty, gross negligence, misconduct, or any act or omission by you that may have an adverse effect on the Company’s business or on your ability to perform services for the Company; or (b) your conviction or the entry of a pleading of guilty or nolo contendere to any crime involving moral turpitude or any felony.

4.3                                 “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(a)                                  the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section 4.3; or

(b)                                 such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this letter agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c)                                  the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(d)                                 approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

5.                                       Non-Competition and Non-Solicitation.

5.1                                 Restricted Activities.  While you are employed by the Company and for a period of one year after the termination or cessation of such employment for any reason, you will not directly or indirectly:

(a)                                  Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company or any of its subsidiaries while you were employed by the Company; or

(b)                                 Either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by you to solicit, any employee of the Company to leave the employ of the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by you to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at the time of the termination or cessation of your employment with the Company; provided, that this clause (ii) shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Company has been terminated for a period of six months or longer.

5.2                                 Extension.  If you violate the provisions of Section 5.1, you shall continue to be bound by the restrictions set forth in Section 5.1 until a period of one year has expired without any violation of such provisions.

5.3                                 Interpretation.  If any restriction set forth in Section 5.1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

5.4                                 Equitable Remedies.  The restrictions contained in this Section 5 are necessary for the protection of the business and goodwill of the Company and are considered by you to be reasonable for such purpose.  You agree that any breach of this Section 5 is likely to cause the Company substantial and irrevocable damage which is difficult to measure.  Therefore, in the event of any such breach or threatened breach, you agree that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 5 and you hereby waive the adequacy of a remedy at law as a defense to such relief.

6.                                       Proprietary Information and Developments.

6.1                                 Proprietary Information.

(a)                                  You agree that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company.  You will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of your duties as an employee of the Company) without written approval by an officer of the Company, either during or after your employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by you or unless required by law.

(b)                                 You agree that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by you or others, which shall come into your custody or possession, shall be and are the exclusive property of the Company to be used by you only in the performance of your duties for the Company.  All such materials or copies thereof and all tangible property of the Company in your custody or possession shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of your employment.  After such delivery, you shall not retain any such materials or copies thereof or any such tangible property.

(c)                                  You agree that your obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and your obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to you.

6.2                                 Developments.

(a)                                  You will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by you or under your direction or jointly with others during your employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this letter agreement as “Developments”).

(b)                                 You agree to assign and do hereby assign to the Company (or any person or entity designated by the Company) all your right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications.  However, this paragraph (b) shall not apply to Developments which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and which are made and conceived by you not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information.  You understand that, to the extent this letter agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph (b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.  You also hereby waive all claims to moral rights in any Developments.

(c)                                  You agree to cooperate fully with the Company, both during and after your employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments.  You shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.  You further agree that if the Company is unable, after reasonable effort, to secure your signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as your agent and attorney-in-fact, and you hereby irrevocably designate and appoint each executive officer of the Company as your agent and attorney-in-fact to execute any such papers on your behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

6.3                                 United States Government Obligations.  You acknowledge that the Company from time to time may have agreements with other parties or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  You agree to be bound by all such obligations and restrictions which are made known to you and to take all appropriate action necessary to discharge the obligations of the Company under such agreements.

6.4                                 Equitable Remedies.  The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by you to be reasonable for such purpose.  You agree that any breach of this Section 6 is likely to cause the Company substantial and irrevocable damage which is difficult to measure.  Therefore, in the event of any such breach or threatened breach, you agree that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 6 and you hereby waive the adequacy of a remedy at law as a defense to such relief.

7.                                       Conflicts.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

8.                                       Successors and Assigns.

This letter agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that your obligations are personal and shall not be assigned by you.

Notwithstanding the foregoing, if the Company is merged with or into a third party which is engaged in multiple lines of business, or if a third party engaged in multiple lines of business succeeds to the Company’s assets or business, then for purposes of Section 4.1(a), the term “Company” shall mean and refer to the business of the Company as it existed immediately prior to such event and as it subsequently develops and not to the third party’s other businesses.

9.                                       At-Will Status.

This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice.  Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company except as described in Section 4.1.

10.                                 Entire Agreement.

This letter agreement constitutes the entire agreement between you and the Company regarding the terms and conditions of employment with the Company.  This letter agreement supercedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this letter agreement, including, but not limited to, compensation and payments upon termination of employment.  As such, the Employment Agreement dated March 25, 2004 and Executive Retention Agreement dated March 25, 2004 previously executed between you and the Company shall be null and void.

11.                                 Amendment.

This letter agreement may be amended or modified only by a written instrument executed by both you and the Company.

12.                                 Waivers.

No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

13.                                 Choice of Law.

This letter agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof).  Any action, suit or other legal proceeding arising under or relating to any provision of this letter agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and you and the Company each consent to the jurisdiction of such a court.  You and the Company each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this letter agreement.

14.                                 Severability.

In the case that any provision of this letter agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

If this letter correctly sets forth the terms of your continued employment with the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me.

Sincerely,

By:	/s/ Richard J. Faleschini
Name: Richard J. Faleschini
Title: President and Chief Executive Officer

The foregoing correctly sets forth the terms of Peter C. Sutcliffe’s at-will employment by BioSphere Medical, Inc., including but not limited to Sections 5 and 6 above.

/s/ Peter C. Sutcliffe		/s/ Richard J. Faleschini
Peter C. Sutcliffe		BioSphere Medical, Inc.
		By:	Richard J. Faleschini
President and Chief Executive Officer

Date:	June 16, 2005	Date:	June 14, 2005